Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-161175 on Form S-8 of our reports dated March 15, 2016, relating to the consolidated financial statements and financial statement schedule of Altisource Portfolio Solutions S.A. and subsidiaries (the “Company”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph related to the concentration of revenue with Ocwen Financial Corporation and an emphasis of a matter paragraph related to uncertainties faced by Ocwen), and our report dated March 15, 2016, relating to internal control over financial reporting (which report expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte and Touche LLP

Atlanta, Georgia
March 15, 2016